EXHIBIT 3.12

AMERICAN BAR ASSOCIATION MEMBERS/NORTHERN TRUST COLLECTIVE TRUST

FUND DECLARATION

GLOBAL ALL CAP EQUITY FUND

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, as amended and restated effective July 1, 2010 (the “Declaration of Trust”), which authorizes Northern Trust Investments, Inc. (f/k/a Northern Trust Investments, N.A.), as successor trustee (the “Trustee”) of the American Bar Association Members/Northern Trust Collective Trust (the “Collective Trust”), to establish investment funds under the Collective Trust, effective as of November 10, 2011, the Trustee hereby establishes the Global All Cap Equity Fund as an investment fund under the Collective Trust (the “Fund”). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Declaration of Trust.

1. Investment Objective. The investment objective of the Global All Cap Equity Fund is to achieve long-term growth of capital. The Fund seeks to achieve, over an extended period of time, total returns comparable to or superior to an appropriate combination of broad measures of global stock markets. Any income received is incidental to this objective.

2. Investment Guidelines and Restrictions. The Fund invests in varying degrees in the common stock and other equity-type securities of companies located throughout the world, including convertible securities, non-equity securities, high quality short-term instruments, preferred stocks and warrants, as well as foreign corporate and governmental debt securities (when considered consistent with its investment objective). The securities of non-U.S. companies may be held by the Fund directly or indirectly through American Depository Receipts, Global Depositary Receipts or European Depositary Receipts. The Fund’s investments in non-U.S. domiciled companies may take the form of fixed income securities when and if the economic conditions and the general level of stock prices, dividend rates, prices of fixed income securities and level of interest rates suggest the Fund’s objective will not be met by buying equity securities.

All or any part of the investments by the Fund may be made through other of the Program’s Funds established under the Collective Trust (collectively, the “Funds”), so long as such Funds comply with the investment guidelines and restrictions described herein.

It is the intention of the Trustee not to cause the Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Funds may be issued (the “Prospectus”). The Trustee may in the future modify such investment policy as it relates to the Fund.

The Trustee may invest all or any portion of the assets of the Fund in accordance with Section 3.03(c) of the Declaration of Trust.

The Fund will not, except as otherwise contemplated by the Prospectus:

•

trade in foreign currency, except for transactions incidental to the settlement of purchases or sales of securities for the Fund and derivatives transactions in foreign currency to the extent permitted in the Prospectus;

•	make an investment in order to exercise control or management over a company;

•	make an investment in mutual funds except as authorized by the operating guidelines of the Trustee;

•

make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

•

issue senior securities or trade in commodities or commodity contracts or other derivatives, other than options or futures contracts (including options on futures contracts) with respect to securities or securities indices, and except as described in the Prospectus;

•	write uncovered options;

•

purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges or comparable real estate investment vehicles traded on established foreign echanges, if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

•	invest in oil, gas or mineral leases;

•	purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions;

•

make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities; or

•	underwrite the securities of any issuer.

The Trustee intends to operate the Fund as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act.

3. Value of Units of the Fund. Units of the Fund, to the extent the Fund is invested through other Funds, will be valued based on the aggregate values of the Units of the Funds held by the Global All Cap Equity Fund in accordance with Article IV of the Declaration of Trust.

4. Restrictions on Withdrawal and Transfer. Participants may not make more than one transfer into the Fund within any 45 calendar day period. Subject to the Declaration of Trust or as otherwise disclosed in the Prospectus or any supplements thereto, there is no restriction on an investor’s ability to make transfers out of the Fund on any Business Day.

5. Fees. For services rendered by the Trustee to or on behalf of the Fund, The Northern Trust Company will be entitled to receive compensation in the amounts and at the times set forth in Schedule A attached hereto.

6. Investment Advisors. The Trustee has determined that the portion of the assets of the Fund invested in securities of U.S. companies shall be invested in the Large Cap Equity Fund and the Small-Mid Cap Equity Fund, each of which comprises one of the Funds, and the portion of the assets of the Fund invested in securities of non-U.S. domiciled companies shall be invested in the International All Cap Equity Fund, which comprises one of the Funds. The Trustee shall monitor the performance of the Large Cap Equity Fund, the Small-Mid Cap Equity Fund and the International All Cap Equity Fund in light of the Fund’s investment objective to determine whether the continued investment in the Large Cap Equity Fund, the Small-Mid Cap Equity Fund and the International All Cap Equity Fund remains appropriate. If the Trustee concludes that the investment objective or performance of the Large Cap Equity Fund, the Small-Mid Cap Equity Fund or the International All Cap Equity Fund is no longer consistent with those of the portion of the Fund invested in U.S. companies or the portion invested in non-U.S. companies, respectively, the Trustee may transfer all or a portion of the assets of the Fund that are invested in the Large Cap Equity Fund, the Small-Mid Cap Equity Fund or the International All Cap Equity Fund, as the case may be, to registered investment companies or other collective funds managed by the Trustee, its affiliates or other banks that, in light of the respective investment objectives of the U.S. and the non-U.S. portions of the Fund, the Trustee deems to be more appropriate.

The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, NORTHERN TRUST INVESTMENTS, INC. has caused its name to be signed to this Fund Declaration for the Global All Cap Equity Fund by its proper officer as of November 10, 2011.

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Thomas R. Benzmiller
Name: Thomas R. Benzmiller
Title: Senior Vice-President

GLOBAL ALL CAP EQUITY FUND

FUND DECLARATION

SCHEDULE A

For services rendered by the Trustee to or on behalf of the Global All Cap Equity Fund, The Northern Trust Company (“Northern Trust”) shall be entitled to receive, with respect to the assets of the Funds (including for this purpose the Balanced Fund prior to its termination), a Trust, Management and Administration fee, charged at the annual rates as set forth below, which will accrue on a daily basis and will be paid monthly from the respective assets of the Funds, provided that such fee shall be reduced by the amount of any fee received by Northern Trust (which for these purposes shall not exceed the amount set forth below), other than the fees expressly provided for in the Fund Declaration of such Fund, including but not limited to those set forth in this Schedule A, on account of the investment of any assets of such Fund in any collective investment fund maintained by Northern Trust or its affiliates:

Aggregate Value of Assets of the Funds (excluding for this purpose assets of a Fund attributable to direct holdings of Units in another Fund and excluding the Retirement Date Funds)	Rate
First $1.0 billion	.115%
Next $2 billion	.080%
Over $3 billion	.065%

GLOBAL ALL CAP EQUITY FUND

FUND DECLARATION

SCHEDULE B

The portion of the Global All Cap Equity Fund invested in securities of U.S. companies is invested through the Large Cap Equity Fund and the Small-Mid Cap Equity Fund, with respect to which the Trustee has retained Investment Advisors set forth in the Fund Declarations of the Large Cap Equity Fund and the Small-Mid Cap Equity Fund, as amended and restated from time to time. The portion of the Global All Cap Equity Fund invested in securities of non-U.S. companies is invested through the International All Cap Equity Fund, with respect to which the Trustee has retained Investment Advisors set forth in the Fund Declaration of the International All Cap Equity Fund, as amended and restated from time to time.